Exhibit 10.1

CHIEF EXECUTIVE EMPLOYMENT AGREEMENT

This Chief Executive Employment Agreement (“Agreement”) is entered into by and between Antoine Turzi (“you” or “Executive”) and RegenLab USA LLC (hereafter also “RegenLab”, the “Employer”, or the “Company”), effective as of the last date set forth on the signature page hereto.

All terms set forth in this Agreement are limited in scope to the Executive’s positon as the Chief Executive Officer of RegenLab USA LLC and do not bind him in his role as the Sole Member of RegenLab.

For good and valuable consideration, the receipt of which is hereby acknowledged, RegenLab and Executive do hereby agree, covenant, and promise as follows:

1. Employment and Duties

RegenLab is employing Executive with the title of “Chief Executive Officer.” The Executive’s start or hire date with the Company shall be December 20, 2019. The Executive will be responsible for RegenLab’s operations and strategic direction. The Executive will report directly to the RegenLab Board of Directors (“Board of Directors”) and will be assigned tasks, responsibilities, and duties as the Board of Directors sees fit. Subject to appointment by the Board of Directors or shareholders of the Company, Executive shall serve as a member of the Board of Directors during Executive’s employment term.

2. Base Salary

Executive’s base salary will be thirty thousand dollars ($30,000) per year, subject to customary withholdings. RegenLab’s regular payday presently is semi-monthly. The Executive’s salary may be reviewed by the Board of Directors at any time.

3. Incentive Compensation and Benefits

Employer agrees to provide Executive with the following incentive compensation and benefits, provided that Executive is employed under this Agreement and other eligibility requirements are met:

(a) Annual Bonus. The Executive will be eligible for an annual bonus of up to one-hundred thousand dollars ($100,000) (pro-rated for partial years). The payment of this bonus will be based on the achievement of the goals determined by the Board of Directors. Bonuses, if paid, are paid upon approval by the Board of Directors at its regularly scheduled meeting that occurs nearest the end of the first quarter of the next calendar year. The Executive must be employed by RegenLab at the time of the approval by the Board of Directors to be eligible for a bonus. The annual bonus will be paid as soon as practicable after the time of the approval by the Board of Directors, but in no event will the annual bonus be paid after the later of (i) the 15th day of the 3rd month following the close of the Company’s fiscal year in which the annual bonus is approved, or (ii) March 15 following the calendar year in which the annual bonus is approved.

(b) Housing. RegenLab will pay for an apartment in New York City at a cost not to exceed six thousand dollars ($6,000) per month in 2020 and indexed to inflation in all subsequent years. The Executive should be aware that this is a taxable benefit and the Executive is responsible for all State, Local and Federal Income taxes on this benefit.

(c) Benefits. The Executive will receive certain benefits routinely provided to RegenLab employees, which benefits may be changed from time to time. Presently, these include medical, dental and vision, short and long term disability insurance benefits. You will be entitled to four weeks of paid time off (PTO) per year.

(d) 401(k) Plan. If eligible, the Executive may also elect to participate in the Employer’s 401(k) plan.

4. Performance

During Executive’s employment, Executive shall devote substantially all of his time and attention to the interests of the Employer in a manner consistent with the highest professional standards and Employer policies; provided, however, that Employer and Executive agree that Executive has disclosed that he currently serves on boards of directors and advisory boards of other companies, including Regen Lab SA. Executive may continue such service during the term of his employment with RegenLab. Prior to commencing service on any additional advisory boards or boards of directors during the term of his employment, Executive will inform the Board of Directors of RegenLab.

5. Termination of Agreement

This Agreement has no fixed term. It can be terminated at the will of either the Employer or the Executive. In other words, this Agreement is an at-will employment agreement. “At-will” means that either the Employer or the Executive may terminate this Agreement and the employment relationship for any reason or for no reason, with or without notice.

No implied contract concerning any employment-related decision or term or condition of employment can be established by this Agreement or by any oral statement, conduct, policy or practice. There has been no promise, implied or otherwise by RegenLab of continued employment or employment for any length of time or term or of any salary increase. RegenLab has made no promise other than that which appears in this Agreement.

6. Confidentiality

In the course of Executive’s employment with the Employer, Executive will have access to, and become acquainted with, information concerning, among other things, RegenLab, its research, its financers, its finances, its business plans, etc., that is confidential and proprietary to the Employer and that constitutes trade secrets. This information (collectively, “confidential information”) may include, business and marketing plans; techniques and strategies; financial statements of Employer; databases, customer lists, and prospect lists; projections, budgets, salaries, and other Employer costs; investment strategies and know-how, formulae, and theories; and, training materials and promotional materials and information. The Executive’s relationship with RegenLab will create a relationship of confidence and trust as to such confidential information.

As a condition of this Agreement, Executive agrees that Executive will not use, publish, disseminate, misappropriate, or otherwise disclose any of the Employer’s, confidential information, either during Executive’s employment or thereafter. Executive agrees to take all reasonable precautions to protect the confidential nature of the Employer’s confidential information and all other documents or materials entrusted to Executive, or that Executive generates, during Executive’s employment. Executive further agrees that all files, records, documents, statistical data, lists, and similar items relating to the Employer’s business are the property of the Employer and will be returned to the Employer upon the termination of Executive’s employment.

As a condition of Executive’s employment, Executive makes the following representations to the Employer: Executive has not breached and will not breach any contractual or fiduciary duty to any previous employer or any client or customer of any such employer; Executive has not misappropriated and will not misappropriate any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; Executive will not, in the course of Executive’s employment with the Employer, engage in any activity that involves the use, disclosure, misappropriation, or conversion of any trade secret or proprietary or confidential information or other property of any such employer or any client or customer of any such employer; and, Executive will not otherwise engage in any practice that may constitute unfair competition or an unfair trade practice within the meaning of applicable law. In addition, Executive represents that Executive’s employment by RegenLab and Executive’s compliance with the terms of this Agreement will not breach any agreement to keep in confidence any proprietary information Executive has received from any former employer.

7. Solicitation and Competition

During Executive’s employment, Executive shall not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services that directly or indirectly compete with RegenLab’s services or business. For one (1) year following termination of Executive’s employment (voluntary or involuntary, whether or not for cause), Executive shall not, directly or indirectly, and whether or not for compensation, (a) divert or attempt to divert from RegenLab any entities or persons who are customers or financial supporters of the Employer by means of confidential information, any unfair trade practice or by way of any unlawful means, or (b) induce or attempt to induce any RegenLab employee to leave Employer’s employ.

8. Modification and Severability

No addition to, modification of, amendment to, or deletion from this Agreement shall be valid unless it is in writing and executed by the Employer and Executive. A legal determination that any paragraph, subparagraph, sentence, clause or provision of this agreement is void, invalid, or unenforceable shall have no effect on any other paragraph, sentence, clause or provision of this agreement.

9. Entire Agreement

Executive and Employer agree that this Employment Agreement and the Confidentiality Agreement contain the entire understanding and Agreement between them regarding Executive’s employment by Employer. There are no oral agreements or understandings or any other written agreements which directly or indirectly affect the employment relationship between Employer and Executive. Executive acknowledges and agrees that Employer made no promise, inducement, implied promise, pledge or assurance not set forth within this Agreement. The Executive further acknowledges and agrees that the Executive was not induced or encouraged to leave previous employment by the Employer or any agent of the Employer.

10. Arbitration of Disputes

The parties agree that pursuant to the Federal Arbitration Act any dispute, claim or controversy with respect to the termination of Executive’s employment (whether the termination of that employment is voluntary or involuntary), any dispute, claim or controversy with respect to incidents or events leading to the said termination, or the method or manner of the said termination, any alleged discriminatory conduct, any alleged sexual or other harassment, any claims of violation of public policy or retaliation and any dispute with respect to arbitrability shall be settled by arbitration. Arbitration is the exclusive remedy for all such disputes; no other action may be brought in court or any other forum except actions to compel arbitration. Disputes related to workers’ compensation and unemployment insurance are not arbitrable. Any dispute or controversy arising out of or relating to this employment offer letter shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in New York (Manhattan), New York or in such other place as the parties hereto may agree. The law shall be the law of the State of New York. Nothing prevents Executive from filing a charge with a state or federal administrative agency. However, any claim that is not resolved administratively through such an agency shall be subject to arbitration.

THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A DISPUTE RELATING TO EMPLOYMENT, TERMINATION OF EMPLOYMENT, ALLEGED DISCRIMINATORY CONDUCT, OR ALLEGED SEXUAL OR OTHER HARASSMENT; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE DISPUTE. I KNOW I HAVE THE RIGHT TO OPT OUT OF ARBITRATION AT THIS TIME, BUT I VOLUNTARILY CHOOSE ARBITRATION TO RESOLVE DISPUTES FOR MANY REASONS, INCLUDING ITS EFFICIENCY AND RELATIVE CONFIDENTIALITY.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Chief Executive Employment Agreement as of the dates set forth below.

By:	/s/ Jessica Zayes
Jessica Zayes
Secretary on behalf of the Board of Directors RegenLab USA LLC

Date:	12/17/2019

Accepted and Agreed

By:	/s/ Antoine Turzi
Antoine Turzi

Date:	12/17/2019

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